Exhibit 10.9

THIRD LOAN MODIFICATION AGREEMENT

This Third Loan Modification Agreement (this “Loan Modification Agreement’) is entered into as of                     , 2003, by and between SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, doing business under the name “Silicon Valley East” (“Bank”) and LTX CORPORATION, a Massachusetts corporation with its chief executive office located at LTX Park at University Avenue, Westwood, Massachusetts 02090 (“Borrower”).

1.	DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of October 1, 1999, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of July 24, 2002, between Borrower and Bank, as amended by a certain Loan Modification Agreement dated as of October 17, 2002, and as further amended by a certain Second Loan Modification Agreement dated as of July 23, 2003 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.	DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.	DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

““Committed Revolving Line” is an Advance or Advances of up to Twenty Million Dollars ($20,000,000.00).”

““Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.”

““Revolving Maturity Date” is October 23, 2003.”

““Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (i) any amounts attributable to (a) goodwill, (b) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, minus (ii) Total Liabilities, plus (iii) Subordinated Debt plus (iv) any amounts attributable to losses related to (a) non-cash charges associated with Borrower’s acquisition of StepTech, Inc., and (b) any one time non-cash charges.”

and inserting in lieu thereof the following:

““Prime Rate” is the greater of: (i) the Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate, and (ii) four percent (4.0%).”

““Revolving Line” is an Advance or Advances of up to Thirty Million Dollars ($30,000,000.00).”

““Revolving Maturity Date” is November 15, 2004.”

““Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (i) any amounts attributable to (a) goodwill, (b) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, minus (ii) Total Liabilities, plus (iii) Subordinated Debt.”

2.	The Loan Agreement shall be amended by inserting the following definition appearing alphabetically in Section 13.1:

“Cash Management Services” are defined in Section 2.1.4.

3.	The Loan Agreement shall be amended by deleting Section 2.1.1(a) in its entirety, and inserting in lieu thereof the following:

“2.1.1 Revolving Advances.

(a) Availability. Bank shall make Advances not exceeding (i) the Revolving Line minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the FX Reserve, and minus (iv) the aggregate outstanding Advances hereunder (including any Cash Management Services). Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.”

4.	The Loan Agreement shall be amended by deleting Section 2.1.2(a) in its entirety, and inserting in lieu thereof the following:

“2.1.2 Letters of Credit.

(a) Bank shall issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the Committed Revolving Line minus

(ii) the outstanding principal balance of any Advances (including any Cash Management Services), minus (iii) the amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit), plus an amount equal to any Letter of Credit Reserves. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed $30,000,000.00. Each Letter of Credit shall have an expiry date no later than 180 days after the Revolving Maturity Date provided Borrower’s Letter of Credit reimbursement obligation shall be secured by cash on terms acceptable to Bank on and after (i) the Revolving Maturity Date if the term of this Agreement is not extended by Bank, or (ii) the occurrence of an Event of Default hereunder. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard Application and Letter of Credit Agreement. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.”

5.	The Loan Agreement shall be amended by deleting Section 2.1.3 in its entirety, and inserting in lieu thereof the following:

“2.1.3 Foreign Exchange Sublimit. If there is availability under the Committed Revolving Line, then Borrower may enter in foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank shall subtract 10% of each outstanding FX Forward Contract from the foreign exchange sublimit which is a maximum of $30,000,000.00 (the “FX Reserve”). The total FX Forward Contracts at any one time may not exceed 10 times the amount of the FX Reserve. Bank may terminate the FX Forward Contracts if an Event of Default occurs.”

6.	The Loan Agreement shall be amended by inserting the following provision to appear as Section 2.1.4 thereof (remaining provisions to adjust numerically):

“2.1.4 Cash Management Services Sublimit. Borrower may use up to $30,000,000.00 for the Bank’s Cash Management Services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in the various cash management services agreements related to such Cash Management Services (the “Cash Management Services”). Such aggregate amounts utilized under the Cash Management Services Sublimit shall at all times reduce the amount otherwise available for Credit Extensions under the Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.”

7.	The Loan Agreement shall be amended by inserting the following provision to appear in Section 6.2(a)(vi) thereof:

“(vi) as soon as available, and upon approval by management, revised or updated projections of the Borrower.”

8.	The Loan Agreement shall be amended by deleting Section 6.6 in its entirety, and inserting the following in lieu thereof :

“6.6	Accounts.

(a) Borrower shall have an operating account with Bank.

(b) Borrower shall identify to Bank, in writing, any securities account opened by Borrower with any institution other than Bank. In addition, for each such account that the Borrower at any time opens or maintains, Borrower shall, at the Bank’s request and option, pursuant to an agreement in form and substance acceptable to the Bank, cause the depository bank or securities intermediary to agree that such account is the collateral of the Bank pursuant to the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees.”

9.	The Loan Agreement shall be amended by deleting Section 6.7(b) in its entirety, and inserting the following in lieu thereof:

“(b) Tangible Net Worth. A Tangible Net Worth of at least: (i) Two Hundred Million Dollars ($200,000,000.00) plus (ii) seventy-five percent (75.0%) of the sum of (A) the Borrower’s net income earned, in accordance with GAAP, consistently applied, for each quarter beginning with October 31, 2003 and (B) all net proceeds received by the Borrower as the result of any (1) issuance of equity by the Borrower or (2) additional Subordinated Debt incurred by the Borrower after October 27, 2003.”

B.	Waivers.

1.	Bank hereby waives compliance with the Tangible Net Worth requirements set forth in Section 6.7(b) thereof as of the quarter ending July 31, 2003. Bank’s waiver of Borrower’s compliance of said affirmative covenant shall apply only to the foregoing specific period.

4.	FEES. Borrower shall pay to Bank a modification fee equal to Eighty-Five Thousand Fifty-Five Dollars ($85,055.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. The Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5.	RATIFICATION OF NEGATIVE PLEDGE AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Negative Pledge Agreement dated as of April 21, 2001, between Borrower and Bank, and acknowledges, confirms and agrees that said Negative Pledge Agreement, shall remain in full force and effect.

6.	RATIFICATION OF PERFECTION CERTIFICATE Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of July 24, 2002, between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information above Borrower provided to Bank in the Perfection Certificate has not changed, as of the date hereof.

7.	AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code. .

8.	CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9.	RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

10.	NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

11.	CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

12.	COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank (provided, however, in no event shall this Loan Modification Agreement become effective until signed by an officer of Bank in California).

13.	SECURITIES ACCOUNT CONTROL AGREEMENT. Borrower shall execute and deliver to Bank an original Securities Account Control Agreement, on terms and conditions satisfactory to Bank, on or before November 15, 2003.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:	BANK:

LTX CORPORATION	SILICON VALLEY BANK, doing business as SILICON VALLEY EAST

By:	By:

Name:	Name:

Title:	Title:

SILICON VALLEY BANK

By:

Name:

Title:
(signed in Santa Clara County, California)